Exhibit 99.1

FOR IMMEDIATE RELEASE

Trepont Acquisition Corp I Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing January 22, 2021

New York – January 19, 2021 – Trepont Acquisition Corp I (the “Company”) announced that, commencing January 22, 2021, holders of the units sold in the Company's initial public offering of 20,000,000 units completed on December 4, 2020 and the units sold pursuant to the full exercise of the underwriters’ over-allotment option of 3,000,000 units completed on December 4, 2020, may elect to separately trade the shares of Class A ordinary shares and warrants included in the units. Shares of Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange under the symbols “TACA” and “TACA.WS,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “TACA.U.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained for free from the offices of Credit Suisse, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, telephone: (800)-221-1037 or by emailing: usa.prospectus@credit-suisse.com.

About Trepont Acquisition Corp I

Trepont Acquisition Corp I was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses that operate in enterprise & disruptive software, communications, artificial intelligence, machine learning, data analytics 5G, IoT, services and related sectors. The management team includes Co-Founders Arun Sarin, the Chairman of the Board, who was previously Chief Executive Officer of Vodafone Group plc, and Ori Sasson, the Chief Executive Officer and Chief Financial Officer, who was previously the founder and Chief Executive Officer of Scopus and Chief Executive Officer of Genesys Telecommunications Laboratories. The Co-Founders have over six decades of combined experience leading, advising and investing in public and private technology and telecommunications businesses.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

For more information, please contact:

Lee Fan, at lee.fan@trepont.com